UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 3, 2005

WENDY'S INTERNATIONAL, INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	001-08116	31-0785108
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4288 West Dublin-Granville Road, Dublin, Ohio		43017
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	614-764-3100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On October 3, 2005, in connection with the organizational change reported by Wendy’s International, Inc. (the "Company") on September 19, 2005, the Company entered into a Release and Settlement Agreement (the "Agreement") with Thomas J. Mueller, the Company’s former President and Chief Operating Officer – North America. Pursuant to the Agreement, Mr. Mueller will hold the title of Vice President and Special Advisor to the Chief Executive Officer and will be entitled to (i) a continuation of his bi-weekly base salary; (ii) continued participation in all Company benefit plans, except for the short-term and long-term disability plans and accrual of vacation credits; and (iii) continued use of the Company leased automobile until termination of employment. Mr. Mueller’s employment with the Company will terminate as of January 2, 2006. Upon termination, the Company will pay the lessor the cost to purchase the Company automobile. The Agreement contains non-compete provisions that run through December 29, 2006. Contingent upon Mr. Mueller complying with the non-compete provisions of the Agreement, the Company will pay Mr. Mueller $825,000 on July 5, 2006 and payment of $412,500 on each of September 29 and December 29, 2006. Any breach of the non-compete obligations by Mr. Mueller shall entitle the Company to reimbursement of all amounts paid under the non-compete provisions of the Agreement. The terms of the Agreement further provide for a general release of all claims and other customary provisions.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WENDY'S INTERNATIONAL, INC.

October 7, 2005	By:	Kerrii B. Anderson

Name: Kerrii B. Anderson
Title: Executive Vice President and Chief Financial Officer